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             EXHIBIT 12 - RATIO OF EARNINGS TO FIXED CHARGES

                  WHIRLPOOL CORPORATION AND SUBSIDIARIES







                                                      December 31,
                                        ------------------------------------
                                             2001                 2000
                                        --------------        --------------

Pretax earnings                         $         93          $         577

Portion of rents representative
   of the interest factor                         25                     23

Interest on indebtedness                         162                    181

Amortization of debt expense
   and premium                                     1                      1

WFC preferred stock dividend                       4                      4
                                        -------------         --------------

       Adjusted income                  $        285          $         786
                                        =============         ==============


Fixed charges
-------------

   Portion of rents representative
     of the interest factor             $         25          $          23

   Interest on indebtedness                      162                    181

   Amortization of debt expense
      and premium                                  1                      1

   WFC preferred stock dividend                    4                      4
                                        -------------         --------------

                                        $        192          $         209
                                        =============         ==============


Ratio of earnings to
   fixed charges                                 1.5                    3.8
                                        =============         ==============